Exhibit 99.1

Zentalis Pharmaceuticals Reports Full Year 2024 Financial Results and Operational Updates

Positive azenosertib clinical data demonstrated clinically meaningful results in patients with Cyclin E1+ platinum-resistant ovarian cancer (PROC)

Topline data from registration-intent DENALI Part 2 anticipated by year end 2026

Strengthened management team to support execution of highly focused strategy

$371.1 million cash, cash equivalents and marketable securities balance as of December 31, 2024, with projected cash runway into late 2027

SAN DIEGO, Calif. — March 26, 2025 — Zentalis® Pharmaceuticals, Inc. (Nasdaq: ZNTL), a clinical-stage biopharmaceutical company developing a potentially first-in-class and best-in-class WEE1 inhibitor for patients with ovarian cancer and other tumor types, today announced financial results for the year ended December 31, 2024, and highlighted recent corporate accomplishments.

"Zentalis reported significant progress in the development of azenosertib in 2024 and made important advancements this year. We plan to maintain strong execution on the late-stage development of azenosertib," said Julie Eastland, Chief Executive Officer of Zentalis. “The clinical data we recently presented supports rapid advancement of azenosertib as a monotherapy therapy for patients with Cyclin E1+ PROC, and the continued development of azenosertib in other settings of ovarian cancer and other tumor types. With a sharpened focus on clinical development, and strong cash position into late 2027, Zentalis is well-positioned to execute on our objectives with the goal of bringing azenosertib to patients as quickly as possible.”

Program Updates and Highlights

•Updated azenosertib monotherapy clinical data in DENALI Part 1b.
◦Earlier this month, at the Society of Gynecologic Oncology’s 2025 Annual Meeting on Women’s Cancer, Zentalis presented updated clinical data from the DENALI (ZN-c3-005) Part 1b single-arm study evaluating azenosertib monotherapy 400mg QD 5:2 (intermittent daily dosing on a five-day on, two-day off schedule) in patients with Cyclin E1+ PROC tumors. As of the January 13, 2025 data cutoff, patients who were response-evaluable (n=43) had an objective response rate (ORR) of 34.9%, consistent with the Company’s interim results disclosed in January 2025, and an updated median duration of response (mDOR) of 6.3 months. The mDOR is subject to change since there were patients with ongoing responses as of the cutoff date.

•Clinically meaningful response rates in other azenosertib clinical trials disclosed on January 29, 2025.
◦ In the monotherapy arm of the MAMMOTH (ZN-c3-006) study, which evaluated azenosertib in patients with PARP-inhibitor resistant ovarian cancer, Cyclin E1+ patients treated at the primary dose-of interest 400mg QD 5:2 (n=16) had an ORR of 31.3% and an mDOR of 4.2 months as of the December 2, 2024 data cutoff.
◦In the ZN-c3-001 Phase 1, dose-escalation study evaluating azenosertib monotherapy in solid tumors across continuous and intermittent dosing schedules, patients with Cyclin

E1+ PROC treated at a total daily dose level ≥300mg at an intermittent schedule (n=23) demonstrated an encouraging ORR of 34.8% and an mDOR of 5.2 months as of the December 2, 2024 data cutoff.

•Azenosertib demonstrated strong and consistent therapeutic profile. Across all of the above studies, azenosertib demonstrated meaningful antitumor activity (ORR >30% at 400mg QD5:2) and a manageable safety profile in Cyclin E1+ PROC patients, with a significant sample size as of the December 2, 2024 data cutoff.

•Aligned with FDA on study design for DENALI Part 2. As previously disclosed, the Company has aligned with the U.S. Food and Drug Administration (FDA) on the design of its DENALI Part 2 study in patients with Cyclin E1+ PROC, which allows for seamless enrollment across Parts 2a and 2b: Part 2a is designed to confirm the primary dose-of-interest, 400mg QD 5:2, with a target enrollment of approximately 30 patients at each of two dose levels: 400mg QD 5:2 and 300mg QD 5:2. Part 2b is designed to enroll approximately 70 additional patients at the selected dose, which will be informed by the Part 2a results, subject to FDA feedback.
◦The Company plans to initiate enrollment of DENALI Part 2 in the first half of 2025 and to disclose topline data from DENALI Part 2 by year end 2026. DENALI Part 2, if successful, has the potential to support an accelerated approval, subject to FDA review.
◦Zentalis plans to treat the same patient population in its Phase 3 randomized confirmatory study, which the Company plans to enroll concurrently with Part 2b, subject to FDA feedback.

•Continuing patient enrollment across clinical pipeline. The Company is continuing to enroll patients in its ZN-c3-002 Phase 1b dose escalation trial of azenosertib in the combination cohort with bevacizumab for the treatment of patients with platinum sensitive ovarian cancer. Additionally, the Company is continuing to enroll patients in its TETON (ZN-c3-004) Phase 2 clinical trial of azenosertib as a monotherapy for the treatment of uterine serous carcinoma and expects to present data from this study in the first half of 2026.

•Received Fast Track Designation for azenosertib. In January 2025, the Company announced that the FDA has granted Fast Track Designation for azenosertib for the treatment of patients with PROC who are positive for Cyclin E1 based on immunohistochemistry for protein levels. The FDA grants investigational medicines Fast Track Designation to facilitate the development and expedite the review of medicines that demonstrate the potential to treat serious conditions and fill an unmet medical need.

Corporate Updates

•In November 2024, the Company strengthened its leadership and Board with the appointment of Julie Eastland as Chief Executive Officer, Ingmar Bruns, M.D. as Chief Medical Officer, Haibo Wang as Chief Business Officer, Wendy Chang as Chief People Officer and Scott Myers as Chairman of the Board. Together with the other members of the leadership team, the Company refined and sharpened its pipeline.
•In January 2025, the Company announced a strategic restructuring to support late-stage clinical development of azenosertib. This restructuring allows the Company to be more efficient in advancing the clinical development of azenosertib and extended the Company’s cash runway into late 2027, beyond the Company’s DENALI Part 2 topline data. The workforce reduction associated with the restructuring is expected to be substantially completed in the second quarter of 2025.

Full Year 2024 Financial Results

•Cash, Cash Equivalents and Marketable Securities Position: As of December 31, 2024, the Company had cash, cash equivalents and marketable securities of $371.1 million, which includes $19.2 million representing the December 31, 2024 fair value of Immunome common stock received by the Company from the sale of its ROR1 antibody-drug conjugate (ADC) product candidate and ADC platform to Immunome in October 2024. The Company believes that its existing cash, cash equivalents and marketable securities as of December 31, 2024 will be sufficient to fund its operating expenses and capital expenditure requirements into late 2027.

•Research and Development Expenses: Research and development, or R&D, expenses for the year ended December 31, 2024 were $167.8 million, compared to $189.6 million for the year ended December 31, 2023. The decrease of $21.8 million was primarily due to a decrease of $10.7 million for personnel expense, of which $9.7 million is related to non-cash stock-based compensation. There were also decreases of $5.8 million for clinical, $4.5 million for allocable expenses and $4.3 million for consulting, outside services and other expenses. These decreases were partially offset by increases of $3.5 million as a result from changes in cost sharing with Zentera.

•General and Administrative Expenses: General and administrative expenses for the year ended December 31, 2024 were $87.1 million, compared to $64.4 million during the year ended December 31, 2023. The increase of $22.8 million was primarily attributable to a $27.1 million increase related to personnel expense, of which $22.2 million is related to non-cash stock-based compensation. The Company also had an increase of $3.1 million for facilities and allocable expenses. These increases were partially offset by a decrease of $4.9 million for a non-cash operating lease impairment charge during the twelve months ended December 31, 2023, and $2.5 million for outside services and other expenses.
•Operating Expenses: Total operating expenses were $258.6 million for the year ended December 31, 2024, compared to $299.5 million for the year ended December 31, 2023. Following the strategic restructuring announced in January 2025, the Company expects to incur the non-recurring expenses associated with the reorganization in the first quarter of 2025, and have reduced operating expenses in the remainder of 2025, supporting the anticipated cash runway into late 2027.

About Azenosertib

Azenosertib is a novel, selective, and orally bioavailable inhibitor of WEE1 currently being evaluated as a monotherapy and combination clinical studies in ovarian cancer and additional tumor types. WEE1 acts as a master regulator of the G1-S and G2-M cell cycle checkpoints, through negative regulation of both CDK1 and CDK2, to prevent replication of cells with damaged DNA. By inhibiting WEE1, azenosertib enables cell cycle progression, despite high levels of DNA damage, thereby resulting in the accumulation of DNA damage and leading to mitotic catastrophe and cancer cell death.

About Zentalis Pharmaceuticals

Zentalis® Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing azenosertib (ZN-c3), a potentially first-in-class and best-in-class WEE1 inhibitor for patients with Cyclin E1+ platinum-resistant ovarian cancer (PROC). Azenosertib is being evaluated as a monotherapy and in combination across multiple tumor types in clinical trials and has broad franchise potential. In clinical trials, azenosertib has been well tolerated and has demonstrated anti-tumor activity as a single agent across multiple tumor types. The Company is also leveraging its extensive experience and capabilities to translate its science to advance research on additional areas of opportunity for azenosertib outside PROC. Zentalis has operations in San Diego.

For more information, please visit www.zentalis.com. Follow Zentalis on X/Twitter at @ZentalisP and on LinkedIn at www.linkedin.com/company/zentalis-pharmaceuticals

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding the potential of azenosertib; our anticipated milestones and the timing thereof, including the anticipated timing of initiation of clinical trials and timing of clinical data disclosures; the potential to advance research on additional areas of opportunity for azenosertib outside PROC; our anticipated cash runway; the potential for azenosertib to be first-in-class and best-in-class; the broad franchise potential of azenosertib; our plans to rapidly advance azenosertib as a monotherapy therapy for patients with Cyclin E1+ PROC and our plans to continue developing azenosertib in other settings of ovarian cancer and other tumor types; the estimated timing and impact of our strategic restructuring; our ability to recognize the benefits of our strategic restructuring; the planned design of our clinical trials, including target enrollment numbers; the potential for DENALI Part 2 to be registrational and support an accelerated approval for azenosertib; our positioning to execute; our goal of bringing azenosertib to patients as quickly as possible; our plan to maintain strong execution on the late-stage development of azenosertib; our plans with respect to a Phase 3 confirmatory study of azenosertib in Cyclin E1+ PROC patients; our expectations regarding our expenses; and our planned clinical development strategy and regulatory strategy for azenosertib and the timing thereof, including plans for registration-intent studies and the potential for accelerated approval. The terms “advance,” “anticipated,” “believe,” “beyond,” “continue,” “design,” “expect,” “goal,” “intent,” “opportunity, “plan,” “potential,” “progress,” “projected,” “target,” and “will” and similar references are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements, including, but not limited to, the following: our limited operating history, which may make it difficult to evaluate our current business and predict our future success and viability; we have and expect to continue to incur significant losses; our need for additional funding, which may not be available; our plans, including the costs thereof, of development of companion diagnostics; our substantial dependence on the success of azenosertib; the outcome of preclinical testing and early trials may not be predictive of the success of later clinical trials; failure to identify additional product candidates and develop or commercialize marketable products; potential unforeseen events during clinical trials could cause delays or other adverse consequences; risks relating to the regulatory approval process or ongoing regulatory obligations; failure to obtain U.S. or international marketing approval; our product candidates may cause serious adverse side effects; inability to maintain our collaborations, or the failure of these collaborations; our reliance on third parties; effects of significant competition; the possibility of system failures or security breaches; risks relating to intellectual property; our ability to attract, retain and motivate qualified personnel, and risks relating to management transitions; significant costs as a result of operating as a public company; and the other important factors discussed under the caption “Risk Factors” in our most recently filed periodic report on Form 10-K or 10-Q and subsequent filings with the U.S. Securities and Exchange Commission (SEC) and our other filings with the SEC. Any such forward-looking statements represent management’s estimates as of the date of this press release. While we may elect to update such forward-looking statements at some point in the future, we disclaim any obligation to do so, even if subsequent events cause our views to change.

ZENTALIS® and its associated logo are trademarks of Zentalis and/or its affiliates. All website addresses and other links in this press release are for information only and are not intended to be an active link or to incorporate any website or other information into this press release.

Zentalis Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Year Ended December 31,
	2024	2023	2022
Revenues from Licensing and Sales of Intellectual Property	$67,425	$—	$—
Operating Expenses
Research and development	167,768	189,590	172,734
Zentera in-process research and development	—	45,568	—
General and administrative	87,115	64,351	54,553
Goodwill impairment	3,736	—	—
Total operating expenses	258,619	299,509	227,287
Loss from operations	(191,194)	(299,509)	(227,287)
Other Income (Expense)
Investment and other income, net	25,504	22,617	5,987
Net loss before income taxes	(165,690)	(276,892)	(221,300)
Income tax expense (benefit)	177	(601)	(469)
Loss on equity method investment	—	16,014	16,282
Net loss	(165,867)	(292,305)	(237,113)
Net loss attributable to noncontrolling interests	(28)	(114)	(307)
Net loss attributable to Zentalis	$(165,839)	$(292,191)	$(236,806)
Net loss per common share outstanding, basic and diluted	$(2.33)	$(4.47)	$(4.48)
Common shares used in computing net loss per share, basic and diluted	71,080	65,409	52,857

Zentalis Pharmaceuticals, Inc.
Selected Condensed Consolidated Balance Sheet Data

(In thousands)

	December 31,
	2024	2023
Cash, cash equivalents and marketable securities	$371,084	$482,919
Working capital (1)	333,341	427,351
Total assets	430,337	551,688
Total liabilities	93,151	114,297
Total Zentalis equity	$337,186	$437,391

(1) The Company defines working capital as current assets less current liabilities.

Contact:
Haibo Wang - Chief Business Officer
Ron Moldaver - Investor Relations
ir@zentalis.com